EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated November 21, 2019 with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Master Municipal Income Portfolio - California Series 2019-4 and Closed-End
Strategy: Master Municipal Income Portfolio - New York Series 2019-4 (included in Invesco Unit Trusts, Series 2016) as of November 21, 2019 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-233790) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
November 21, 2019